Exhibit 99.1


                                                                    NEWS RELEASE


                                  Contact:   Richard N. Grubb, Executive
                                             Vice President and Chief Financial
                                             Officer or Robert A. Freece,
                                             Executive Vice President
                                             610/644-1300

FOR IMMEDIATE RELEASE


              HOLDERS OF 44% OF VISHAY'S LIQUID YIELD OPTION NOTES EXERCISE OPTION TO REQUIRE REPURCHASE OF THEIR NOTES

MALVERN, PENNSYLVANIA, - June 4, 2004 - Vishay Intertechnology, Inc. (NYSE: VSH) today announced that holders of $169,435,000 principal amount at maturity of its Liquid Yield Option(TM) Notes due 2021 (zero coupon-subordinated) (LYONs) exercised the option to require Vishay to repurchase their LYONs. This represents approximately 44% of the LYONs outstanding. The option expired at 5:00 p.m. New York City time on June 3, 2004.

The purchase price is $602.77 per $1,000 principal amount at maturity of the LYONs. As previously announced and as permitted by the indenture governing the LYONs, Vishay elected to pay the purchase price in shares of its common stock. Under the formula prescribed by the indenture, Vishay will issue 32.6669 shares of its common stock per $1,000 principal amount at maturity of the LYONs surrendered for purchase, or a total of approximately 5,534,900 shares. Cash will be paid in lieu of fractional shares.

Approximately $215.6 million principal amount at maturity (accreted value of approximately $130.0 million as of June 4, 2004) of the LYONs remains outstanding. The purchase of LYONs pursuant to the option will reduce Vishay's consolidated long-term debt by approximately $102.1 million.

The early extinguishment of a portion of the LYONs will reduce annual interest expense by approximately $3 million. It will result in a pretax non-cash charge of approximately $2.5 million for the write-off of a portion of unamortized debt issuance costs associated with the 2001 issuance of the LYONs, which will be recorded in the second quarter of 2004.

            Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). The Company's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at www.vishay.com.



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